Exhibit (k)(1)

ADMINISTRATION, FUND ACCOUNTING AND RECORDKEEPING AGREEMENT

THIS ADMINISTRATION, FUND ACCOUNTING AND RECORDKEEPING AGREEMENT (the “Agreement”) is made as of this 12th day of February, 2026, by and between Felicitas Income Fund, a Delaware business trust (the “Fund”), and UMB Fund Services, Inc., a Wisconsin corporation (the “Administrator”).

WHEREAS, the Fund is registered under the 1940 Act as a closed-end management investment company and authorized to offer and sell membership Interests (as defined below) in the Fund; and

WHEREAS, the Fund and Administrator desire to enter into an agreement pursuant to which Administrator shall provide Services to the Fund.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.               Definitions In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean any individual who is authorized to provide Administrator with Instructions and requests on behalf of the Fund, whose name shall be certified to Administrator from time to time pursuant to Section 3(b) of this Agreement. Any officer of the Fund shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by Administrator) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Administrator the names of the Authorized Persons from time to time.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Instructions” shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by Administrator. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.

“Interests” shall mean interests in, units of, or such other measurement of ownership of the Fund representing interests in a separate portfolio of securities and other assets.

“Investment Adviser” shall mean the investment adviser or investment advisers to the Fund and includes all sub-advisers or persons performing similar services.

“Investor” shall mean a record owner of Interests.

“Manager” shall mean the Fund’s Board of Trustees.

“Operating Agreement” shall mean the Fund’s Agreement and Declaration of Trust.

“Services” shall mean the administration, fund accounting and recordkeeping services described on Schedule A hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule A.

2.               Appointment and Services

(a)            The Fund hereby appoints Administrator as administrator, fund accountant and recordkeeper of the Fund and hereby authorizes Administrator to provide Services during the term of this Agreement. Subject to the direction and control of the Fund’s Manager and its current and prior agents and service providers, Administrator will provide the Services in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, Administrator shall not be required to provide any Services or information that it believes, in its sole discretion, to represent dishonest, unethical or illegal activity. In no event shall Administrator provide any investment advice or recommendations to any party in connection with its Services hereunder.

(b)            Administrator may from time to time, in its discretion, appoint one or more other parties to carry out some or all of its duties under this Agreement, provided that Administrator shall remain responsible to the Fund for all such delegated responsibilities in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Administrator were providing such Services itself.

(c)            Administrator’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Administrator hereunder. The Services do not include correcting, verifying or addressing any prior actions or inactions of the Fund, the Manager, or by any other current or prior service provider. To the extent that Administrator agrees to take such actions, those actions shall be deemed part of the Services.

(d)            Administrator shall not be responsible for the payment of any fees or taxes required to be paid by the Fund in connection with the issuance of any Interests in accordance with this Agreement.

(e)            Any Instruction that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by Administrator.

(f)             Nothing in this Agreement shall be deemed to appoint Administrator and its officers, directors and employees as the Fund’s attorney, form an attorney-client relationship or require the provision of legal advice. The Fund acknowledges that Administrator’s in-house attorneys exclusively represent Administrator and rely on the Fund’s legal counsel to review all services provided by Administrator’s in-house attorneys and to provide independent judgment on the Fund’s behalf. Because no attorney-client relationship exists between Administrator’s in-house attorneys and the Fund, any information provided to the Administrator’s in-house attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances, notwithstanding the provisions of Section 5. Administrator represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

(g)            Administrator hereby agrees that all records which it maintains for the Fund pursuant to its duties hereunder are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon any Authorized Person’s request.

(h)	Anti-Money Laundering (“AML”) Services

(i)             Background. In order to assist its clients with any obligations they may have under the USA PATRIOT Act, the Bank Secrecy Act of 1970, the customer identification program rules jointly adopted by the Commission and the U.S. Treasury Department and other applicable regulations adopted thereunder (the “AML Laws”), Administrator offers various tools designed to assist in the verification of persons opening accounts with the Fund and determine whether such persons appear on any list of known or suspected terrorists or terrorist organizations. Administrator will, at the written or electronic direction of the Manager, assist the Fund with its monitoring obligations under the USA PATRIOT Act by (1) at such time as directed by the Manager, rejecting subscription agreements that are not accompanied by required identifying information; (2) providing an initial check of identifying information against the database (or any successor thereto) licensed by the Administrator; (3) providing an initial check of persons submitting subscription agreements against the Office of Foreign Asset Controls (“OFAC”) list; (4) upon consultation with the Manager, filing a suspicious activity report (“SAR”) with the appropriate authorities; (5) permitting federal regulators access to such information and records maintained by the Administrator relating to the Administrator’s implementation of the Fund’s monitoring obligations, as they may request, and (6) permitting such federal regulators to inspect the Administrator’s implementation of such monitoring obligations on behalf of the Fund.

(ii)    In connection with the AML services described above, Administrator may encounter Investor activity that would require it to file a SAR with the Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”), as required by 31 CFR 103.15(a)(2) (“Suspicious Activity”). Nothing in this Agreement shall prevent Administrator from making a determination that it has an obligation under the USA PATRIOT Act to file a SAR relating to any Suspicious Activity, and from making such filing independent of the other party hereto. Neither Administrator nor the Fund shall disclose any SAR filed or the information included in a SAR to any third party other than affiliates of Administrator or the Fund on a need to know basis and in accordance with applicable law, rule, regulation and interpretation, that would disclose that a SAR has been filed.

3.               Representations and Deliveries

(a)            The Fund shall deliver or cause the following documents to be delivered to Administrator:

(1)             A true and complete copy of the Operating Agreement and all amendments thereto;

(2)             Copies of the Fund’s offering documents, as of the date of this Agreement, together with any subscription documents, if any;

(3)             A certificate containing the names of the initial Authorized Persons in a form acceptable to Administrator. Any officer of the Fund shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by Administrator) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Administrator the names of the Authorized Persons from time to time.

(4)             All Investor account records in a format acceptable to Administrator, in Milwaukee, Wisconsin and at the Fund’s expense.

(5)             All other documents, records and information that Administrator may reasonably request in order for Administrator to perform the Services hereunder.

(b)            The Fund represents and warrants to Administrator that:

(1)             It is a business trust duly organized and existing under the laws of the State of Delaware; it is empowered under applicable laws and by its Operating Agreement to enter into and perform this Agreement; and all requisite legal proceedings have been taken to authorize it to enter into and perform this Agreement, including any resolutions necessary to appoint Administrator and authorize the execution of this Agreement on behalf of the Fund.

(2)             Any officer of the Fund has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Administrator the names of such Authorized Persons.

(3)             The Fund is authorized to offer and sell Interests in the Fund in reliance on exemptions provided in the 1933 Act and state securities laws for transactions not involving any public offering.

(4)             The person signing this Agreement represents and warrants he/she is duly authorized to execute this Agreement on behalf of the Fund.

(5)             It is conducting its business in compliance in all material respects with any applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule regulation, order or judgment binding on it and no provision of its Operating Agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(c)            During the term of this Agreement the Fund shall have the ongoing obligation to provide Administrator with the following documents as soon as they become effective: (i) certified copies of all amendments to its Operating Agreement made after the date of this Agreement; and, (ii) a copy of the Fund’s currently effective offering documents, if any. For purposes of this Agreement, Administrator shall not be deemed to have notice of any information contained in any such offering document until a reasonable time after it is actually received by Administrator.

(d)            The Manager and Investment Adviser have and retain primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with all applicable provisions of the 1933 Act, the 1940 Act, state securities laws, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001, the Sarbanes-Oxley Act of 2002 and the policies and limitations of the Fund relating to the portfolio investments as set forth in the Operating Agreement or other documents that govern the Fund’s operations. Administrator’s Services hereunder shall not relieve the Manager and the Investment Adviser of their primary day-to-day responsibility for assuring such compliance. Notwithstanding the foregoing, Administrator will be responsible for its own compliance with such statutes insofar as such statutes are applicable to the Services it has agreed to provide hereunder, and will promptly notify the Fund if it becomes aware of any material non-compliance which relates to the Fund.

(e)             If the Fund receives notice of any stop order or other proceeding in any such state affecting the sale of Interests, or of any stop order or other proceeding under the federal securities laws affecting the sale of Interests, the Fund will give prompt notice thereof to Administrator.

(f)             The Fund agrees that it shall advise Administrator in writing at least thirty (30) days prior (or, if thirty days is not practicable, such shorter period as is reasonably necessary) to affecting any change to its offering documents, if any, or Operating Agreement or adopt any policies that would materially increase or alter the duties and obligations of Administrator hereunder, and shall proceed with such change only if it shall have received the written consent of Administrator thereto.

(g)             Fund Instructions

(i)             The Manager of the Fund shall cause the Investment Adviser, custodian, legal counsel, independent accountants and other service providers and agents, past or present, for the Fund to cooperate with Administrator and to provide Administrator with such information, documents and communications as necessary and/or appropriate or as requested by Administrator, to enable Administrator to perform the Services. In connection with the performance of the Services, Administrator shall (without investigation or verification) be entitled, and is hereby instructed to, rely upon any and all Instructions, communications, information or documents provided to Administrator by any Authorized Person or by any of the aforementioned persons. Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Fund. Administrator shall not be held to have notice of any change of authority of any Authorized Person, agent, representative or employee of the Manager, the Fund, Investment Adviser or service provider until receipt of written notice thereof from the Fund.

(ii)            The Fund shall provide Administrator with an updated certificate or other document, including, without limitation, Manager resolutions, evidencing the appointment, removal or change of authority of any Authorized Person, it being understood Administrator shall not be held to have notice of any change in the authority of any Authorized Person until receipt of written notice thereof from the Fund.

(iii)           Administrator, its officers, agents or employees shall accept Instructions given to them by any person representing or acting on behalf of the Fund only if such representative is an Authorized Person. The Fund agrees that when oral Instructions are given, it shall, upon the request of Administrator, confirm such Instructions in writing.

(iv)           At any time, Administrator may request Instructions from the Fund with respect to any matter arising in connection with this Agreement. If such Instructions are not received within a reasonable time, Administrator may seek advice from legal counsel for the Fund at the expense of the Fund, or its own legal counsel at its own expense, and it shall not be liable for any action taken or not taken by it in good faith in accordance with such instructions or in accordance with advice of counsel.

(h)             Administrator represents and warrants to the Fund that:

(i)             It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii)            It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule regulation, order or judgment binding it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(iii)           Administrator will provide office space, facilities, equipment and personnel sufficient to carry out its services hereunder and Administrator shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement. Upon the Fund’s reasonable request, Administrator shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services.

(iv)           Administrator shall exercise reasonable care in the performance of the Services.

4.               Fees and Expenses

(a)             As compensation for the performance of the Services, the Fund agrees to pay Administrator the fees set forth on Schedule B hereto. Fees shall be adjusted in accordance with Schedule B or as otherwise agreed to by the parties from time to time. Fees shall be earned and paid quarterly in arrears. The parties may amend this Agreement to include fees for any additional services, or enhancements to current Services, as mutually agreed upon. The Fund agrees to pay Administrator’s then current rate for Services added to, or for any enhancements to existing Services set forth on, Schedule A after the execution of this Agreement. In addition, to the extent that Administrator corrects, verifies or addresses any prior actions or inactions by the Fund, the Manager, or by any prior service provider, Administrator shall be entitled to additional fees as provided in Schedule B. In the event of any disagreement between this Agreement and Schedule B, the terms of Schedule B shall control.

(b)             For the purpose of determining fees payable to Administrator, net asset value shall be computed in accordance with the Fund’s Operating Agreement, the Fund’s offering documents, if any, and Instructions. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should this Agreement be terminated or the Fund be liquidated, merged with or acquired by another fund, any accrued fees shall be immediately payable.

(c)             Administrator will bear all expenses incurred by it in connection with its performance of Services, except as otherwise provided herein. Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund (except as set forth in Schedule B hereto), including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of Authorized Persons; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of legal existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of offering documents, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current Investors; preparation, typesetting, printing, proofing and mailing and other costs of Investor reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s Investors and other Fund personnel; fees and expenses associated with Internet, e-mail and other related activities; and extraordinary expenses.

(d)             The Fund agrees to promptly reimburse Administrator for all out-of-pocket expenses or disbursements incurred by Administrator in connection with the performance of Services under this Agreement. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule B hereto. If requested by Administrator, out-of-pocket expenses are payable in advance. Payment of postage expenses, if prepayment is requested, is due at least seven (7) days prior to the anticipated mail date. In the event Administrator requests advance payment, Administrator shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

(e)             The Fund agrees to pay all amounts due hereunder within thirty (30) days of receipt of each invoice (the “Due Date”). Except as provided in Schedule B, Administrator shall bill Service fees quarterly and out-of-pocket expenses as incurred (unless prepayment is requested by Administrator). Administrator may, at its option, arrange to have various service providers submit invoices directly to the Fund for payment of reimbursable out-of-pocket expenses.

(f)             The Fund is aware that its failure to remit to Administrator all amounts due on or before the Due Date will cause Administrator to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that Administrator does not receive any amounts due hereunder by the Due Date, the Fund agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Fund shall pay Administrator’s reasonable attorney’s fees and court costs if any amounts due Administrator are collected by or through an attorney. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Fund’s late payment. Acceptance of such late charge shall in no event constitute a waiver by Administrator of the Fund’s default or prevent Administrator from exercising any other rights and remedies available to it.

(g)             In the event that any charges are disputed, the Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify the Administrator in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth business day after the day on which Administrator provides documentation which an objective observer would agree reasonably supports any disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

(h)             The Fund acknowledges that the fees charged by Administrator under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations of liability in Section 6. Modifying the allocation of risk from what is stated herein would affect the fees that Administrator charges. Accordingly, in consideration of those fees, the Fund agrees to the stated allocation of risk.

5.              Confidential Information

(a)             The Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records relative to the Fund’s Investors, not to use such records and information for any purpose other than performance of the Services, and not to disclose such information except where the Administrator may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Fund. In case of any requests or demands for inspection of the records of the Fund, the Administrator will endeavor to notify an Authorized Person promptly and to secure instructions from an Authorized Person as to such inspection, unless prohibited by law from making such notification. Records and information which have become known to the public through no wrongful act of the Administrator or any of its employees, agents or representatives, and information which was already in the possession of the Administrator prior to the date hereof, shall not be subject to this Section.

(b)             In connection with Administrator’s provision of the Services, the Trust may have access to and become acquainted with confidential proprietary information of Administrator, including, but not limited to (a) client identities and relationships, compilations of information, records and specifications; (b) data or information that is competitively sensitive material, and not generally by the public; (c) confidential or proprietary concepts, documentation, reports, or data; (d) information regarding Administrator’s information security program; and (e) anything designated as confidential (collectively, “Administrator Confidential Information”). The Trust, nor any of its officers, employees or agents shall disclose any of the Administrator Confidential Information, directly or indirectly, or use the Administrator Confidential Information in any way, for its own benefit or for the benefit of others, either during the term of this Agreement or at any time thereafter, except as required in the course of performing the duties of each party under this Agreement. The term “Administrator Confidential Information” does not include information that (a) becomes or has been generally available to the public other than as a result of disclosure by the Trust; (b) was available to the Trust on a non-confidential basis prior to its disclosure by Administrator or any of its affiliates; or (c) is independently developed or becomes available to Trust on a non-confidential basis from a source other than Administrator or its affiliates. The Trust represents and warrants that it shall take and maintain adequate physical, electronic and procedural safeguards in connection with any use, storage, transmission, duplication or other process involving or derived from the Administrator Confidential Information whether such storage, transmission, duplication or other process is by physical or electronic medium (including use of the Internet).

(d) The provisions of this Section 5 will survive termination of this Agreement and will inure to the benefit of the parties and their successors and assigns.

6.              Limitation of Liability In addition to the limitation of liability contained in Section 3 of this Agreement:

(a)             Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from the Administrator’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, Administrator shall not be liable for: (i) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by Administrator from or on behalf of the Manager, an Authorized Person or an officer or representative of the Fund, or from a representative of any of the parties referenced in Section 3; (ii) its reliance on the security valuations without investigation or verification provided by pricing service(s), the Manager, an Authorized Person or other representatives of the Fund; (iii) any liability arising from the offer or sale of any Interest by the Fund in reliance on exemptions from registration under the 1933 Act and the applicable securities laws of each state and territory in which the Fund intends to offer and sell Interests; or (iv) any action taken or omission by the Fund, the Manager, Investment Adviser or any past or current service provider (not including Administrator or its affiliates).

(b)             Notwithstanding anything herein to the contrary, Administrator will be excused from its obligation to perform any Service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and shall not be liable for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused thereby. Administrator will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its reasonable control.

(c)             In no event and under no circumstances shall the Indemnified Parties (as defined below) be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

(d)             Notwithstanding any other provision of this Agreement, Administrator shall have no duty or obligation under this Agreement to inquire into, and shall not be liable for:

(i)             the legality of the issue or sale of any Interests, the sufficiency of the amount to be received therefor, or the authority of the Fund, as the case may be, to request such sale or issuance;

(ii)            the legality of a subscription or tender of any Interests, the propriety of the amount to be paid therefor, or the authority of the Fund, as the case may be, to request such subscription or tender;

(iii)           the legality of the declaration of any dividend by the Fund, or the legality of the issue of any Interests in payment of any dividend;

(iv)           the legality of any recapitalization or readjustment of Interests;

(v)            Administrator’s acting upon telephone or electronic instructions relating to the subscription or tender of Interests received by Administrator in accordance with procedures established by Administrator and the Fund; or

(vi)           the offer or sale of Interests in violation of any requirement under the securities laws or regulations of any state that such Interests be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Interests in such state.

(e)             The obligations of the parties under Section 6 shall indefinitely survive the termination of this Agreement.

7.              Indemnification

(a)             The Fund agrees to indemnify and hold harmless Administrator, its employees, agents, officers, directors, shareholders, affiliates and nominees (collectively, “Indemnified Parties”) from and against any and all claims, demands, actions and suits, and any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”), arising out of or in any way relating to any of the following:

(i)             any action or omission of Administrator except to the extent a Claim resulted from Administrator’s willful misfeasance, bad faith, gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder;

(ii)            Administrator’s reliance on, implementation of, or use of Instructions, communications, data, documents or information (without investigation or verification) received by Administrator from an officer or representative of the Fund, the Manager, an Authorized Person, Investment Adviser or any past or current service provider (not including Administrator or its affiliates);

(iii)           any action taken, or omission by the Fund, the Manager, Investment Adviser or any past or current service provider (not including Administrator or its affiliates);

(iv)           the Fund’s refusal or failure to comply with the terms of this Agreement, or any Claim that arises out of the Fund’s gross negligence or misconduct or breach of any representation or warranty of the Fund made herein;

(v)            the legality of the issue or sale of any Interests, the sufficiency of the amount received therefore, or the authority of the Fund, as the case may be, to have requested such sale or issuance;

(vi)           the legality of the declaration of any dividend by the Fund, or the legality of the issue of any Interests in payment of any dividend;

(vii)          the legality of any recapitalization or readjustment of Interests;

(viii)        Administrator’s acting upon telephone or electronic instructions relating to the subscription or tender of Interests received by Administrator in accordance with procedures established by Administrator and the Fund;

(ix)           the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Interests unless the result of an Indemnified Party’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the subscription or tender of Interests shall be presumed not to have been the result of Administrator’s or its affiliates’ willful misfeasance, bad faith or gross negligence; and

(x)             the offer or sale of Interests in violation of any requirement under the securities laws or regulations of any state that such Interests be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Interests in such state.

(b)             Administrator will notify the Fund promptly after identifying any situation which it believes presents or appears likely to present a Claim for which the Fund may be required to indemnify or hold the Indemnified Parties harmless hereunder. In such event, the Fund shall have the option to defend the Indemnified Parties against any Claim, and, in the event that the Fund so elects, such defense shall be conducted by counsel chosen by the Fund and approved by Administrator in its reasonable discretion. The Indemnified Parties shall not confess any Claim or make any compromise in any case in which the Fund will be asked to provide indemnification, except with the Fund’s prior written consent.

(c)             The obligations of the parties under Section 7 shall indefinitely survive the termination of this Agreement.

8.              Term

(a)             This Agreement shall become effective as of the date this Agreement is executed and shall continue in effect until terminated as provided herein. This Agreement shall continue in effect for a five-year (5) period beginning on the date of this Agreement. Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect for successive annual periods.

(b)             This Agreement may be terminated by either party, without penalty, upon not less than ninety (90) days’ written notice to the other party prior to the end of any term (which notice may be waived by the other party entitled to such notice). Notwithstanding anything herein to the contrary, upon the termination of this Agreement or the liquidation of the Fund, the Administrator shall deliver the records of the Fund in the form maintained by the Administrator (to the extent permitted by applicable license agreements) to the Manager or person(s) designated by the Manager at the Fund’s cost and expense, and thereafter the Manager or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Administrator shall be entitled to maintain a copy of such records for the sole purpose of defending itself against any action arising under or as a result of this Agreement or as otherwise required or permitted by law. The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor fund accounting and administrative services agent, including all reasonable trailing expenses incurred by the Administrator. In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Fund and the Administrator’s agreement to provide additional services in connection therewith, the Administrator shall provide such services and be entitled to such compensation as the parties may mutually agree. Administrator shall not reduce the level of service provided to the Fund prior to termination following notice of termination by the Fund.

9.              Miscellaneous

(a)             Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when sent by either an overnight delivery service or by registered or certified mail, postage prepaid, return receipt requested, to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to Administrator:	UMB Fund Services, Inc. 235 West Galena Street Milwaukee, WI 53212 Attention: Legal Department

If to the Fund:	Felicitas Income Fund
65 N. Raymond Ave., Suite 315
Pasadena, CA 91103
Attention: Bonar Chhay

with a copy to:
Joshua B. Deringer, Esq.
Drinker Biddle & Reath LLP
One Logan Square, Ste. 2000
18th & Cherry Streets
Philadelphia, PA 19103-6996
215-988-2700

(b)             Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

(c)             This Agreement shall be governed by Delaware law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which is determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

(d)             This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(e)             The services of Administrator hereunder are not deemed exclusive. Administrator may render administration, fund accounting and recordkeeping services and any other services to others, including hedge funds.

(f)              The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(g)             This Agreement is executed by the Fund and the obligations hereunder are not binding upon officers or Investors, individually.

(h)             This Agreement and the Schedules incorporated herein constitute the full and complete understanding and agreement of Administrator and the Fund and supersedes all prior negotiations, understandings and agreements with respect to fund accounting, administration and recordkeeping functions.

(i)              Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

(j)              Administrator shall retain all right, title and interest in any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by Administrator in connection with the Services provided by Administrator to the Fund hereunder.

(k)             This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party, provided, however, that Administrator may, in its sole discretion and upon advance written notice to the Fund, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day, month and year first above written.

FELICITAS INCOME FUND
(“Fund”)

By:	/s/ Bonar Chhay

Title:	Authorized Person

UMB FUND SERVICES, INC.
(“Administrator”)

By:	/s/ Jill Calton

Title:	Executive Director Alternative Funds

Schedule A to the

Administration, Fund Accounting and Recordkeeping Agreement
by and between

Felicitas Income Fund
and

UMB Fund Services, Inc.

Services

Fund Accounting

1.	Establish, maintain and review the administrative and procedural processes.

2.	Establish, maintain and review the general ledgers.

3.	Establish, maintain and review the investors’ capital accounts and record all transactions including subscriptions and redemptions.

4.	Assess management and incentive fees, calculate net asset values and effect all appropriate allocations, including new issue carve-outs, in accordance with the Fund’s operating documents as provided to the Administrator.

5.	Coordinate, execute and give third-party approval for all cash movements in accordance with the Funds’ offering documents. Provide cash reconciliations monthly or upon request.

6.	Performed Daily: Load transactions in the portfolio accounting system. Maintain the security master files including monitoring and processing of corporate actions. Obtain market valuations from the appropriate pricing sources and value the investments in accordance with the Fund’s operating documents. Reconcile positions and cash per the portfolio accounting system to the broker(s)/custodian(s) records. Provide reporting including performance and exposure reporting.

7.	Obtain market valuations from the appropriate pric

8.	ing sources and value the investments in accordance with the Fund’s operating documents.

9.	Receive and record all underlying investment transactions and reconcile to all bank accounts monthly.

10.	Interface with the investment to determine and reconcile monthly valuations, long/short information, AUM and all other pertinent information.

11.	Determine and periodically monitor the Fund’s income and expense accruals.

12.	Generate the financial reporting package as of each period-end including the Statements of Financial Position, Profit and Loss, Changes in Capital and Changes in Investor’s Capital.

13.	Create and maintain UMB Website portal for the Fund. Includes access to details of investment and investor subscription and redemption activity, month-end balances, financial packages, investor capital statements, tax information, and fund-level information such as fund documents, fund annual audit reports, and fund communicatio

14.	n letters.

Fund Administration

Subject to the direction of and utilizing information provided by the Fund, the Investment Advisor, and the Fund’s agents, the Administrator will provide the services listed below. The Administrator’s provision of these services shall not relieve the Fund and the Fund’s Investment Advisor of their primary day-to-day responsibility for assuring such compliance. The Administrator’s ability to provide information regarding compliance with respect to applicable rules and regulations may be limited by the characteristics of the Fund’s investments. The Administrator shall perform the following duties on behalf of the Fund:

1.	General Fund Management

a.	Provide appropriate personnel, office facilities, information technology, record keeping and other resources as necessary for the Administrator to perform its duties and responsibilities under this agreement;

2.	Coordinate Board Activities

a.	Develop with legal counsel and the secretary of the Fund an agenda and draft resolutions for each quarterly Board meeting;
b.	Prepare Board reports based on financial and administrative data as requested by the Board. Coordinate the preparation of electronic board books for quarterly Board meetings;
c.	Attend quarterly Board meetings, either in person or telephonically, and prepare a first draft of the quarterly meeting minutes, as requested by the Board.

3.	Financial Reporting and Audits

a.	Prepare quarterly, semi-annual and annual schedules and financial statements including schedule of investments and the related statements of operations, assets and liabilities, changes in net assets and cash flow (if required), and financial highlights to each financial statement;
b.	Draft footnotes to financial statements for approval by the Funds’ officers and independent accountants;
c.	Provide facilities, information and personnel as necessary to accommodate annual audits with the Funds’ independent accountants or examinations by the SEC or other regulatory authorities.

4.	Compliance

a.	From time to time as the Administrator deems appropriate (but no less frequently than quarterly), check the Fund’s compliance with the policies and limitations of the Fund relating to the portfolio investments as set forth in the Fund’s Offering Memorandum and Statement of Additional Information (but these functions shall not relieve the Fund’s Portfolio Managers, if any, of their primary day-to-day responsibility for assuring such compliance);
b.	Monitor Fund activity for compliance with subchapter M under the
c.	Internal Revenue Code (but these functions shall not relieve the Fund’s Portfolio Managers, if any, of their primary day-to-day responsibility for assuring such compliance). Compliance testing is dependent on receiving necessary information from any underlying investment.

5.	Expenses

a.	Prepare annual Fund-level and class-level budgets and update on a periodic basis;
b.	Coordinate the payment of expenses;
c.	Establish accruals and provide to the Funds’ Fund Accountant;
d.	Provide expense summary reporting as reasonably requested by the Fund.

6.	Filings

a.	Provide the following for Form N-2 filings and required updates:
i.	Preparation of expense table;
ii.	Performance information;
iii.	Preparation of shareholder expense transaction and annual fund operating expense examples; and
iv.	Investment Advisor and trustee fee data.

b.	Subject to having received all relevant information from the Fund and upon the advice and direction of Fund counsel, prepare Form N-PX and provide to Fund counsel for its review; upon the advice and direction of Fund counsel, file Form N-PX with the Commission as required;
c.	Assist in compiling exhibits and disclosures for Form N-CEN and Form N-CSR and file when approved by the principal officers of the Funds;
d.	Subject to having received all relevant information regarding holdings, risk metrics, and liquidity buckets, compile data and prepare, maintain, and file timely N-PORT reports with the SEC; each Fund hereby agrees as follows with respect to the data provided by Bloomberg in connection with Form N-PORT (“Data”):
1.	To comply with all laws, rules and regulations applicable to accessing and using Data;
2.	To not extract the Data from the view-only portal;
3.	To not use the Data for any purpose independent of the Form N-PORT (use in risk reporting or other systems or processes);
4.	To permit audits of the use of the Data by Bloomberg, its affiliates, or at your request, a mutually agreed upon third-party auditor; and
5.	To exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to your receipt or use of the Data.
e.	Compile data, prepare timely notices and file with SEC pursuant to Rule 24f-2;
f.	Prepare and file exhibit Part F of Form N-PORT;
g.	File Rule 17g-1 fidelity bond filing when received from the Funds or broker.
h.	Prepare and file periodic tender offers/repurchases with the SEC.

7.	Other

a.	Calculate dividend and capital gain distributions, subject to review and approval by the Funds’ officers and independent accountants;
b.	Calculate standard performance, as defined by Rule 482 of the Investment Company Act of 1940, as requested by the Fund;
c.	Report performance and other portfolio information to outside reporting agencies as directed by the Investment Advisor;
d.	Assist in securing and monitoring the directors and officers liability coverage and fidelity bond for the Funds;
e.	Provide periodic updates on recent accounting, tax and regulatory events affecting the Funds and/or Investment Advisor;
f.	Assist the Funds during SEC audits, including providing applicable documents from the SEC’s document request list;
g.	Maintain a regulatory compliance calendar (initially provided by the Fund’s CCO) listing various Board approval and SEC filing dates.

Additional services available but not included in the above are (specific charges to be agreed to by the parties):

1.	For money market funds, prepare for review an initial draft of Form N-MFP based on information contained in the accounting records and such additional information that may be needed from the Investment Advisor or other service providers. Upon review and acceptance by the Investment Advisor, file the EDGARized form with the SEC by the established deadlines;
2.	Daily compliance testing and reporting;
3.	Electronic board book portal;
4.	FIN 48 documentation and review;
5.	Multi-manager reporting;
6.	Assisting the Fund in preparing and filing reports that need to be filed in XBRL format;
7.	Prepare draft minutes for additional Board meetings (beyond standard quarterly Board meetings);
8.	Other special projects as agreed to by the parties.

Regulatory Administration

All regulatory administration services are subject to the direction and oversight by Fund counsel:

1.	Initial Registration:
a.	If a new trust, provide support to Fund counsel in preparation of a first draft of trust or incorporation documents (certificate of trust / certificate of incorporation, articles, bylaws); if a new series, amend documents as necessary;*
b.	Assist in preparation of initial draft of registration statement materials (N-8A, N-1A, N-2, prospectus, SAI, Part C), as applicable;
i.	Coordinate review of drafts by adviser, sub-adviser(s), fund counsel, service providers;
ii.	Compile filing exhibits (work with adviser, fund counsel, and service providers);
iii.	Work with auditor to obtain consent for filing of financial statements;
c.	Coordinate organizational board materials, as required;
d.	Assist in obtaining Fund level CIK and CCC codes using Form ID.*
e.	Coordinate EDGAR filings of required forms, as agreed to with the advisor.

2.	Subsequent Filings:
a.	Prepare initial draft of annual (or as agreed to) update to registration statement;
i.	Manage the review and comment process with Advisor, fund counsel, auditors, distributor and other parties;
ii.	Update Part C and include relevant exhibits;
iii.	Obtain auditor’s consent for filing of financial statements;

3.	Section 16 Filings (for directors and officers only):Subject to direction
a.	Subject to direction by fund counsel and the Fund’s Chief Compliance Officer and upon information provided by the Fund’s applicable directors or officers, assist with filing Forms 3, 4 or 5 under Section 16, as required;
b.	Assist in obtaining individual CIK and CCC codes using Form ID

4.	Services not included:
a.	Proxy Statements
b.	Exemptive relief applications.
c.	Section 16 filings for non-directors and non-officers of the fund.

Advisor

*	Depending on the complexity of the product, fund counsel may be more involved.

Transfer Agency/Investor Servicing

1.	Process Investor Subscriptions
a.	Monitor and receive subscription documents from investors.
b.	Review subscription documents for completeness.
c.	Obtain investor demographic information.
d.	Receive subscription money and match to subscription document.
e.	Maintain, monitor, and reconcile DDA and escrow accounts.
f.	Obtain appropriate approvals and transfer money to the trading account.
g.	Provide good order, pending wire, pending sub-docs reports.

2.	Process Investor Redemptions
a.	Monitor and receive redemption request.
b.	Calculate redemption fee as appropriate.
c.	Monitor tender cap and apply if applicable.
d.	Calculate holdback percentage as appropriate.
e.	Receive money from the trading account.
f.	Obtain approvals and distribute money as appropriate.
g.	Retain holdback according to Fund documents and distribute as appropriate.
h.	Provide redemption and holdback reports.

3.	Generate investor statements and confirmations.

4.	Receive and respond to investor inquiries by telephone, mail, or email.

5.	File IRS Forms 1099, 5498, 1042, 1042-S, and 945 with shareholders and/or the IRS.

OPTIONAL SERVICES

Set-up Services for importing historical information on existing funds

1.	Enter past investment, investor and other general ledger entries into the AltPro system and reconcile to prior year-end final audited financials.

2.	Input current year’s year-to-date transactions and activity into the AltPro system in order to process and prepare accurate investor statements and client financial packages on a monthly go-forward basis.

3.	Input current year’s year-to-date transactions and activity into the Geneva system in order to process and prepare accurate portfolio accounting reports on a monthly go-forward basis.

Tax Preparation, Compliance and Reporting – 1099

1.	Prepare income tax and excise tax provisions. Calculate required income and excise dividend and capital gains distribution amounts subject to review and approval by the Fund’s officers and their independent accountants.
2.	Include the appropriate tax adjustment for wash sales, identified by third-party services, for inclusion in income tax and excise tax provisions and tax returns.
3.	Include the appropriate tax adjustments for Passive Foreign Investment Company (PFIC) holdings, identified by third-party services or provided by the Investment Advisor, in tax work schedules. Assist the Investment Advisor in determining either the marked-to-market or Qualified Electing Fund (QEF) election. If the QEF election is chosen, the Investment
4.	Advisor will work with the underlying PFIC to procure and provide the required QEF Statement to the Fund, as well as an estimate for the excise tax calculation
5.	and the distribution.
6.	Prepare for review by the Fund’s independent accountants the financial statement book/tax differences (e.g., capital accounts) and footnote disclosures.
7.	Assist the Funds in monitoring and maintaining documentation associated with ASC 740-10 (Financial Interpretation Number 48 Accounting for Uncertainty in Income Taxes).
8.	Assist the Fund’s independent accountants in the preparation and filing, for execution by the Fund’s officers, of all federal income and excise tax returns and the Fund’s State of Organization’s income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Fund’s custodian
9.	or Transfer Agent, subject to review, approval and signature by the Fund’s officers and the Fund’s independent accountants.

10.	Prepare analysis in determining qualified dividend income amounts for notification to shareholders and prepare ICI Primary and Secondary Layouts for shareholder reporting.
11.	Prepare forms 1099-MISC Miscellaneous Income for board members and other required Fund vendors.

USA PATRIOT Act (AML)

1.	Conduct AML screening for new domestic investors, which shall include initial comparison of investor information against Identity Chek, OFAC and other watch lists; provide Fund with any exceptions. Systematically compare updates against investor name for each update of the OFAC list.

2.	File Suspicious Activity Reports, if any, with the appropriate reporting authorities.

3.	Provide AML certification report upon request.

Internet Services

1.	Provide and maintain a web portal for the fund sponsor, investors, and financial advisors to access account information.

2.	Allow investors to sign up for electronic document delivery.

3.	Send email notifications to investors when statements or regulatory documents are available online.

4.	Post fund documents on the portal for access by investors.

5.	Send email notifications to investors when documents have been posted online.

Online Board Books

Provide web portal access for directors, officers and/or client staff to view completed board materials.

DTCC AIP

Support Fund data transmission through DTCC AIP.

1.	Obtain the NSCC Participant Number from the DTCC.
2.	Add client under UMB’s DTCC’s membership.
3.	Submit Security General Profiles for each fund/class to the DTCC to obtain the NSCC Security Issue Number.
4.	Submit Security General Profile and Contact files for each fund/class to each broker-dealer/custodian.
5.	Classify each applicable investor with a custodian.
6.	As appropriate send data files of the fund to the DTCC.

Blue Sky State Filings

Prepare and file state securities qualification/notice compliance filings, with the advice of the Fund’s legal counsel, upon and in accordance with instructions from the Fund, which instructions will include the states to qualify in, the amounts of shares to initially and subsequently qualify and the warning threshold to be maintained; promptly prepare an amendment to a Fund’s notice permit to increase the offering amount as necessary.

Schedule B
to the

Administration, Fund Accounting and Recordkeeping Agreement
by and between

Felicitas Income Fund
and

UMB Fund Services, Inc.

Fees